    As filed with the Securities and Exchange Commission on February 6, 2004
                          Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               AMBIENT CORPORATION
             (Exact name of registrant as specified in its charter)


          DELAWARE                                        98-0166007
(State or other jurisdiction of                  (I.R.S. Employer Identification
incorporation or organization)                                 No.)


                  79 CHAPEL STREET, NEWTON, MASSACHUSETTS 02458
               (Address of Principal Executive Offices) (Zip Code)


                 AMBIENT CORPORATION 2000 EQUITY INCENTIVE PLAN

        AMBIENT CORPORATION 2002 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
                            (Full title of the plans)


                                  John J. Joyce
                      President and Chief Executive Officer
                               Ambient Corporation
                                79 Chapel Street
                          Newton, Massachusetts, 02458
                                 (617) 332-0004
(Name, address and telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
================================================================================================
                                                  Proposed
                                                  Maximum         Proposed
                                     Amount       Offering         Maximum           Amount Of
     Title Of Securities             To Be        Price Per       Aggregate        Registration
      To Be Registered            Registered (1)  Share (2)    Offering Price (2)     Fee (2)

------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share:
  shares to be issued pursuant
    to option grants under the
    2000 Equity Incentive Plan      15,000,000     $0.23 (2)     $3,452,760 (2)      $443.45 (2)

  shares to be issued pursuant
    to option grants under the
    2002 Non-Employee Directors
    Stock Option Plan                2,000,000    $0.145 (3)       $290,000 (3)      $126.70 (3)
                                   -----------                   ----------        ---------
Totals                              17,000,000                   $3,742,760          $570.15

     (1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Act"), this Registration Statement also covers an indeterminate number of shares of common stock, par value $0.001 per share (the "Common Stock") as may be issued as a result of the anti-dilution and similar provisions of the options issued pursuant to the 2000 Equity Incentive Plan and the 2002 Non-Employee Directors Stock Option Plan.

     (2) Estimated in accordance with Rule 457(c) and (h) of the Act, solely for the purpose of calculation of the registration fee. The proposed maximum aggregate offering price was calculated as follows: 5,367,000 shares multiplied by $0.41 (the weighted average exercise price of options granted under the 2000 Equity Incentive Plan to date) plus 9,633,000 shares multiplied by $0.13 (the average of the bid and ask prices per share of Common Stock on the OTC Bulletin Board on February 4, 2004.)

     (3) Estimated in accordance with Rule 457(c) and (h) of the Act, solely for the purpose of calculation of the registration fee. The proposed maximum aggregate offering price was calculated as follows: 1,00,000 shares multiplied by $0.16 (the weighted average exercise price of options granted under the 2002 Non-Employee Directors Stock Option Plan to date) plus 1,000,000 shares multiplied by $0.13 (the average of the bid and ask prices per share of Common Stock on the OTC Bulletin Board on February 4, 2004.)

                                EXPLANATORY NOTES

     This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Act, to register shares of the common stock, par value $.0001 per share (the "Common Stock"), of Ambient Corporation, a Delaware corporation (the "Registrant"), issued or issuable pursuant to the (i) Ambient Corporation 2000 Equity Incentive Plan (hereinafter, the "2000 Plan") and (ii) Ambient Corporation 2002 Non-Employee Directors Stock Option Plan ( hereinafter, the "2002 Directors Plan"; together with the 2000 Plan, the "Plans")).

     The documents containing the information specified in the instructions to
Part I of Form S-8 will be sent or given to participants of the Plans, as required by Rule 428(b)(1) of the Act. As permitted by the instructions to Part I of Form S-8, these documents are not filed with this Registration Statement.

     This Registration Statement contains a re-offer prospectus (the "Prospectus") prepared in accordance with the requirements of Part I of Form S-3 and may be used for re-offerings of our Common Stock to be acquired in the future under the Plans by the persons named in the Prospectus.

                  S-3 REOFFER PROSPECTUS DATED FEBRUARY 6, 2004

                               AMBIENT CORPORATION

                        17,000,000 SHARES OF COMMON STOCK

     This Prospectus relates to up to 17,000,000 shares (the "Shares") of common stock, par value $0.001 (the "Common Stock") of Ambient Corporation that may from time to time be sold by one or more of the selling stockholders identified in the section herein entitled "Selling Stockholders" (the "Selling Stockholders"). All of these shares are authorized and unissued shares of our Common Stock, that may be acquired by selling stockholders pursuant to the exercise of options under the Company's 2000 Equity Incentive Plan (the "2000 Plan") or the 2002 Non-Employee Directors' Stock Option Plan (the "2002 Directors Plan"; together with the 2000 Plan, the "Plans").

     We will not receive any of the proceeds from the sales of the Shares by the Selling Stockholders. However, we may receive the proceeds from any cash exercise of stock options granted under the Plans.

     We have not entered into any underwriting arrangements in connection with the sale of Shares. The Shares may be sold from time to time by the Selling Stockholder or by permitted pledgees, donees, transferees or other permitted successors in interest and may be made on the over the counter market, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Each of the Selling Stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933, as amended (the "Act").

     Our Common Stock is quoted on the OTC Electronic Bulletin Board under the trading symbol "ABTG".

     AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS".

     We will pay all costs and expenses incurred by the Company in connection with the registration of the Shares under the Act. The Selling Stockholders will pay the costs associated with any sale of Shares, including any discounts, commissions and applicable transfer taxes.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus is February 6, 2004

TABLE OF CONTENTS



                                                                     Page Number

Ambient Corporation                                                       3

Risk Factors                                                              5

Cautionary Notice Regarding Forward-Looking Information                  12

Use of Proceeds                                                          13

Selling StockHolders                                                     13

Plan of Distribution                                                     14

Description of Securities To Be Registered                               15

Interest of Named Experts and Counsel                                    15

Legal Matters                                                            15

Experts                                                                  15

Where You Can Find More Information                                      16

Incorporation of Certain Documents by Reference                          16

Indemnification of Officers and Directors                                17

                               AMBIENT CORPORATION

     Ambient Corporation is a development stage company engaged in the design, development and marketing of equipment and technologies designed to utilize existing electrical power medium voltage and low voltage distribution lines as a medium for the delivery of broadband and other services. The use of an electric power distribution system as a high-speed communication medium is commonly referred to as "power line communication" or "broadband over power lines." The proprietary equipment, components and related technologies and power line communications networks that we are designing, developing and testing are referred to as the "PLC Technologies."

     A slower version of power line communication has been used by utilities for many decades for internal utility operations, primarily system control and information feedback over the medium voltage distribution grid. However, distribution transformers that are primarily used to reduce the medium voltage on the distribution circuit to the lower voltage levels normally delivered to households and businesses, effectively blocks the transmission of high-speed data signals. We have designed, developed and successfully tested our proprietary and patent protected technology and equipment designed to overcome these limitations. We are currently working with leading utilities and technology companies in the design, development and testing of the principal equipment, components and technologies that comprise our PLC Technologies. Prototypes of these components and technologies presently are being evaluated in field trials. Our PLC Technologies are designed to be used with a commercially deployed power line communication network to enable the delivery of information to a utility's customers at the higher speed necessary to obtain broadband e-mail and web browsing services as well as telephony voice over Internet protocol (VOIP) simply by plugging a modem device into a standard electrical wall outlet without the need for cable, telephone or satellite services.

     Our goal is to become a leading designer, developer and systems integrator for commercially deployed power line communication networks that focus on the provision of broadband services to utility customers as well as maximizing internal utility functions (i.e., efficient systems control and monitoring). We intend to generate revenues from the design of power line communication networks, as well as the sale and installation of the equipment and technologies comprising the PLC Technologies. Our immediate goal is to complete, together with our utility collaborators, the design, development and testing of the principal components and technologies comprising the PLC Technologies such that they are available for integration into a commercially deployed power line communication network.

     We have been working closely with the Consolidated Edison Company of New York, Inc. ("CECONY") since February 2002 in the design, development and testing of the PLC Technologies and, to a lesser extent, with other utilities and providers of electric generation and distribution services. In July 2002, we successfully demonstrated the technical viability of our PLC Technologies on CECONY's electric distribution system in Westchester County, New York. We are presently undertaking a small field trial and, depending on results, larger field trials.

     For us to be commercially successful, the PLC Technologies must be integrated by one or more leading utilities or other providers of electric generation and distribution services into a commercially deployed power line communication network. We believe that the ultimate decision by a utility or other provider of electric generation and distribution services to commercially deploy power line communication will be influenced by the developments in the broadband industry generally, as well as the enhanced utility internal control, monitoring and feedback functions and associated costs savings that a deployable power line communication network may ultimately provide to the utility.

     We have a history of operating losses and have incurred net losses in each fiscal quarter since our inception. Our independent accountants have included a "going concern" exception in their audit reports on our audited 2002 and 2001 financial statements. The financial statements do not include any adjustment that might result from the outcome of such uncertainty.

     We were organized in June 1996 as a Delaware corporation. From our inception through December 1999, we were primarily engaged in the smart card business. Thereafter our business focus has been in the power line communication field.

     We filed our initial application for patent protection in the power line communication field in December 2000 and in September 2002, we were issued our first patent with respect to the technology employed in our proprietary couplers, an integral component of the PLC Technologies. Additional patent filings respecting our proprietary technologies and methodologies are pending.

     Our principal executive offices are located at 79 Chapel Street, Newton, Massachusetts. Our telephone number at that location is 617-332-0004. Our Internet address is WWW.AMBIENTCORP.COM. The information contained in such website is not, and should not be deemed to be, a part of this prospectus. All references to "we," "us," "our," or similar terms used in this prospectus refer to Ambient Corporation.

                                  RISK FACTORS

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. THESE RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES WE FACE. UNKNOWN ADDITIONAL RISKS AND UNCERTAINTIES, OR ONES THAT WE CURRENTLY CONSIDER IMMATERIAL, MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THIS EVENT YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS CONCERNING OUR BUSINESS

     WE HAVE INCURRED NET LOSSES IN EVERY QUARTER AND YEAR SINCE INCEPTION AND WE EXPECT OUR NET LOSSES TO CONTINUE THROUGH THE FORESEEABLE FUTURE

     We are a development stage company engaged in the design, development and marketing of the PLC Technologies. The PLC Technologies have not, to date, generated any significant revenues. From inception to the nine months ending September 30, 2003, we had an accumulated deficit of approximately $64 million and we reported net losses of $(3,480,373), $(10,029,583) and $(42,640,886) for each of the years ended December 31, 2002, 2001 and 2000, respectively. We expect to continue to incur net losses through 2004 and for the foreseeable future as we continue to further develop and complete the commercialization of the PLC Technologies. We are funding our operations through the sale of our securities and expect to continue doing so for the foreseeable future. We will need to generate significant revenue to achieve profitability. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the factors discussed elsewhere in this "Risk Factors" section, as well as numerous other factors outside of our control, including:

     o development and marketing of competing broadband technologies, including non-power line based broadband alternatives, that are more effective or less costly than the implementation of the PLC Technologies;
     o our ability to successfully develop, test and commercialize the PLC Technologies;
     o utilization of the PLC Technologies by utilities and other providers of electric generation and distribution services with a commercially deployed power line communication network; and
     o    collaboration agreements with Internet service resellers.

     It is possible that we may never achieve profitability and, even if we do achieve profitability, we may not sustain or increase profitability in the future. If we do not achieve sustained profitability, we will be unable to continue our operations.

     Our independent accountants have included a "going concern" exception in their audit reports on our audited 2002 and 2001 financial statements. The financial statements do not include any adjustment that might result form the outcome of such uncertainty. We expect that our audit reports for 2003 will also include a "going concern" exception.

     WE HAVE A LIMITED OPERATING HISTORY

     We were incorporated in June 1996 to engage in the smart card business. Since December 1999, we have been engaged in the power line communication field. We are subject to all of the risks inherent in the establishment of a new business enterprise. Our limited operating history makes it difficult to evaluate our financial performance and prospects. We cannot assure you at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Because of our limited financial history, we believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance.

     OUR SUCCESS IS CONTINGENT UPON THE INTEGRATION OF OUR PLC TECHNOLOGIES INTO A COMMERCIALLY DEPLOYED POWER LINE COMMUNICATION NETWORK

     Our current activities are focused on the design, development and marketing of the PLC Technologies for use on low and medium voltage distribution systems. We have established contractual relationships with leading technology companies and utilities for the design, development, evaluation and testing of the PLC Technologies. No assurance can be given that these arrangements will achieve their intended results or that they will result in the integration of the PLC Technologies with any commercially deployed power line communication network. We are in the process of integrating the PLC Technologies with various other complementary and necessary technologies. While our couplers and the other principal equipment and components comprising the PLC Technologies have been successfully tested in limited field trials, no assurance can be given that these components or technologies will be successfully developed or technologically feasible or integrated into a commercially deployed power line communication network or, even if they can be successfully developed or integrated, that this can be achieved on commercially acceptable terms and conditions. In addition, the costs of developing and commercializing the PLC Technologies may far outweigh the revenue stream from such commercialization.

     The nature of PLC Technologies requires us to market them, at least initially, primarily to utilities or other providers of electrical generation and distribution services. Our success is dependent, initially, on the commercial deployment of power line communication by utilities or other providers of electric generation and distribution services utilizing the PLC Technologies. If a significant number of utilities or other providers ultimately elect to not commercially deploy a power line communication system or to not utilize our PLC Technologies or favor other technologies or providers of similar services, our business may be adversely affected and we may be required to cease operations.

     Moreover, the PLC Technologies may not achieve or sustain market acceptance under emerging industry standards or may not meet, or continue to meet, the changing demands of the media access and technology service companies. If the market for our PLC Technologies does not develop or expand as we anticipate, our business, financial condition and results of operations would be materially adversely affected and we may be required to cease operations.

     GOVERNMENTAL REGULATIONS MAY DELAY OR PRECLUDE COMMERCIAL DEPLOYMENT OF A POWER LINE COMMUNICATION NETWORK

     Utilities and other providers of electric power are ordinarily subject to significant governmental oversight and regulations, on both the state and federal level. Foreign utilities and other providers of electric power are also subject to significant governmental oversight and regulations in their respective home countries. In certain countries, there may be regulations restricting the transmission of high frequency signals over power lines, necessitating governmental permission. These regulations, as well as regulations in the telecommunications field, may inhibit, delay or preclude the commercial deployment of power line communications networks or the utilization of the PLC Technologies.

       In addition, in the United States the Federal Communications Commission ("FCC")
currently regulates the marketing, distribution and/or operations of power line equipment. While there have been recent developments that may encourage the development of equipment and technology in this emerging industry, there is no assurance that the FCC will propose changes, if any, to promote and encourage new power line communications technologies such as ours and, in the absence of such changes, whether we could commercialize the PLC Technologies in compliance with the FCC's existing or any future rules. In addition, there is no assurance than any changes proposed by the FCC will be favorable to us in our effort to commercialize the PLC Technologies. Nor is the timing of the possible adoption of such changes, in the event the FCC chooses to propose changed rules, predictable at this time.

     IF WE FAIL TO PROPERLY MANAGE OUR GROWTH, OUR BUSINESS AND RESULTS OF OPERATIONS WOULD BE HARMED

     We intend to expand management, design and development, testing, quality control, marketing, sales and service and support operations, as well as financial and accounting controls in order to further the commercialization of the PLC Technologies. The pace of our anticipated expansion, together with the level of expertise and technological sophistication required to provide implementation and support services, will demand an unusual amount of focus on the operational needs of our future prospective customers for quality and reliability. We anticipate that this development will strain our managerial, operational and financial resources.

     We may be unable to develop and expand our systems and operations for one or more of the following reasons:

     o We may not be able to locate or hire at reasonable compensation rates qualified and experienced sales staff and other employees necessary to expand our capacity on a timely basis;
     o We may not be able to integrate new management and employees into our overall operations; and
     o We may not be able to successfully integrate our internal operations with the operations of our product manufacturers and suppliers to product and market commercially viable products or solution.

     If we cannot manage our growth effectively, our business and operating results will suffer.

     IF WE ARE UNABLE TO OBTAIN SUFFICIENT FUNDS, AND INCUR A CASH FLOW DEFICIT, OUR BUSINESS COULD SUFFER

     Although we believe that our available cash resources will be sufficient for our needs through December 2004, unforeseen contingencies and developments may arise that will require us to raise additional funds in order to commercialize the PLC Technologies. We may have difficulty obtaining additional funds as and if needed, and we may have to accept terms that would adversely affect our shareholders. For example, the terms of any future financings may impose restrictions on our right to declare dividends or on the manner in which we conduct our business. Also, lending institutions or private investors may impose restrictions on future decisions by us to make capital expenditures, acquisitions or asset sales.

     We may not be able to locate additional funding sources at all or on acceptable terms. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance PLC Technologies, grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business or cause us to cease operations.

     Since inception, we have financed all of our operations through private placement financings. Our future capital requirements depend on numerous factors, including:

     o    The scope and results of our design, development and field testing;
     o Our ability to attract strategic collaborators willing to share in our development and commercialization costs;
     o The integration of the PLC Technologies by utilities and other providers of electric generation and distribution services into commercially deployed power line communication networks;
     o Our ability to successfully commercialize the PLC Technologies; and o Competing technological and market developments.

     WE HAVE NO AGREEMENT RELATING TO REVENUE GENERATING ACTIVITIES

     We presently have no agreement or understanding with any utility or other providers of electric generation and distribution services as to commercial exploitation of the PLC Technologies, and no assurance can be provided that we will be successful in concluding any significant-revenue generating agreement on terms commercially acceptable to us.

     WE DEPEND ON ATTRACTING AND RETAINING KEY PERSONNEL

     We are highly dependent on the principal members of our management, and technology staff. The loss of their services might significantly delay or prevent the achievement of development or strategic objectives. Our success depends on our ability to retain key employees and to attract additional qualified employees. We cannot assure you that we will be able to retain existing personnel or attract and retain additional highly qualified employees in the future.

                      RISKS CONCERNING THE PLC TECHNOLOGIES

     AN INTERRUPTION IN THE SUPPLY OF COMPONENTS AND SERVICES THAT WE OBTAIN FROM THIRD PARTIES COULD HAMPER OR IMPEDE THE COMMERCIALIZATION OF OUR PLC TECHNOLOGIES

     The principal components comprising the PLC Technologies include our proprietary and patent protected couplers, which we design and develop in-house, and the nodes or communication controllers that are designed to interface with the existing power lines. The nodes are currently being assembled by third parties pursuant to contractual arrangement. Nonetheless, these suppliers may experience difficulty in supplying us products or services sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these products or services on terms we find acceptable. Any significant interruption in the supply of any of these products or services could hamper or impede our commercialization efforts and, following commercialization, if ever, cause a decline in sales of our products and services, unless and until we are able to replace the functionality provided by these products and services. We also depend on third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost- effective basis and respond to emerging industry standards and other technological changes.

     WE FACE COMPETITION FROM SEVERAL SOURCES

     Certain companies engaged in the field of power line communication have announced limited commercial deployment in specified geographic locations. Additionally, as we are proposing an alternative broadband option, the competition for the PLC Technologies also includes non-power line based providers of broadband transmission and, to a lesser extent, from other providers of power line based solutions. Some of the providers of broadband access have substantially greater financial, technological, marketing, personnel and research and development resources than we do.

     Numerous companies claim to provide non-power line based high-speed data transmission. In particular, Internet service providers (ISPs) provide Internet access over existing networks and have nationwide marketing presence and strategic or commercial licenses with telecom carriers. Wireless and satellite service providers have announced plans to expand fixed-wireless networks for high-speed data customers. Cellular operators are establishing portals facilitating access to web and information services.

     Certain companies, including some with significantly greater resources than we have, provide partial or complete power line based solutions. These include the following: Amperion, a Massachusetts based company; Current Technologies, LLC, a Maryland based company; Main.net Power line Communications, Inc., the North American subsidiary of Main.net, an Israeli company, which, together with a German utility, began offering broadband service to residents in Mannheim, Germany; and PowerComm System, Inc. We believe that our core strategy, which attempts principally to collaborate with appropriate parties in the communication and service technology areas as well as utilities and other providers of electric power, provides the most viable prospect for deploying a commercially viable power line communication network. However, there can be no assurance that this market strategy will be successful or that we will be able to compete successfully in this market.

     There can also be no assurance that other companies will not enter the market in the future. There can be no assurance that development by others of similar or more effective technologies or solutions will not render our PLC Technologies non-competitive or obsolete.

     In addition, the PLC Technologies may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors.

     WE MAY NOT HAVE ADEQUATELY PROTECTED OUR INTELLECTUAL PROPERTY RIGHTS

     We filed with the United States Patent and Trademark Office ("USPTO") and internationally, provisional and formal patent applications with respect to the different applications on the medium and low voltage overhead distribution grid and building wiring, as well as underground distribution structures, and for the inductive coupling of a data signal to a power transmission cable. In September 2002, the USPTO issued to us a patent pertaining to our bypass technology primarily covering inductive coupling of data signals onto overhead and underground power distribution cables. However, the PLC Technologies includes several components and technologies for which we may not have intellectual property rights. While we rely on a combination of copyright and trade secret laws, nondisclosure and other contractual provisions, and technical measures to protect our intellectual property rights, our rights relating to the PLC Technologies may be challenged and invalidated or circumvented. Effective intellectual property protection may be unavailable or limited in certain foreign countries. Despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise use aspects of processes and devices that we may regard as proprietary. Policing unauthorized use of proprietary information is difficult, and there can be no assurance that the steps we have taken will prevent misappropriation of our technologies. In the event that our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for technologies, which could have a material adverse effect on our business, financial condition and results of operations.

     Litigation may be necessary in the future to enforce any patents that may be issued and other intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others. There can be no assurance that any such litigation will be successful. Litigation could result in substantial costs, including indemnification of customers, and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations, whether or not this litigation is determined adversely to us. In the event of an adverse ruling in any litigation, we might be required to pay substantial damages, discontinue the use and sale of infringing products, and expend significant resources to develop non-infringing technology or obtain licenses to infringed technology. Failure to develop or license a substitute technology could have a material adverse effect on our business, financial condition and results of operations.

                     RISKS CONCERNING OUR CAPITAL STRUCTURE

     CONSOLIDATED EDISON, INC., AN AFFILIATE OF THE CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., OUR PRINCIPAL UTILITY COLLABORATOR, CONTROLS A SIGNIFICANT PORTION OF OUR COMMON STOCK AND COULD CONTROL OR INFLUENCE OUR ACTIONS IN A MANNER THAT CONFLICTS WITH OUR INTERESTS AND THE INTERESTS OF OTHER STOCKHOLDERS

     As of February 2, 2004, Consolidated Edison, Inc. ("ConEd"), an affiliate of the Consolidated Edison Company of New York, Inc. ("CECONY"), our leading utility development collaborator, beneficially owned approximately 35.6% of the outstanding shares of our Common Stock (prior to the conversion of any of approximately $2 million in principal amount of our 6% Convertible Debentures outstanding as of February 2, 2004 and the exercise of other warrants and options outstanding). As a result, ConEd may be able to exercise considerable influence over matters requiring approval by our stockholders, including the election of directors and the sale of our company. Such a concentration of ownership may also have the effect of delaying or preventing a change in control of our company, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices. Any of these events could decrease the market price of our Common Stock.

     SHARES ELIGIBLE FOR PUBLIC SALE

     As of February 2, 2004 we had 98,394,835 shares of Common Stock outstanding. An additional 90,671,447 shares of Common Stock are issuable upon the exercise of outstanding stock options and warrants and upon conversion of up to approximately $2 million of the principal amount of our 6% three year convertible debentures (hereinafter, the "Debentures") issued in October and November 2003 (convertible at a per share exercise price of $0.12) outstanding as of February 2, 2004. Substantially all of the shares underlying these outstanding options and warrants will, when issued upon exercise thereof, be available for immediate resale in the public market pursuant to either a currently effective registration statement under the Act, or pursuant to Rule 144 promulgated thereunder.

     On October 30, 2003, we filed with the SEC a registration statement on Form SB-2 covering 169,708,256 shares of our Common Stock, a substantial portion of which shares are underlying the Debentures and related warrants. These securities were issued in a private offering transaction. This registration statement became effective on November 14, 2003.

     Availability of a significant number of additional shares of our Common Stock for future sale and issuance could depress the price of our Common Stock.

     WE HAVE A LIMITED NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FOR ISSUANCE, AND IF OUR SHAREHOLDERS DO NOT APPROVE AN INCREASE IN THE AUTHORIZED NUMBER OF SHARES OF OUR COMMON STOCK, WE WILL BE UNABLE TO RAISE ADDITIONAL CAPITAL

     We currently have 200,000,000 shares of common stock authorized for issuance under our Certificate of Incorporation, and as of February 2, 2004, have 98,394,835 outstanding shares of Common Stock. An additional 90,671,447 shares of Common Stock are issuable upon conversion or exercise of approximately $2 million in principal amount of our Debentures (not counting interest) outstanding as of February 2, 2004, the warrants issued in connection with the Debentures and other options and warrants. Thus, we will only have approximately 11 million shares of Common Stock available for issuance thereafter. We intend to propose at our next Annual Meeting of stockholders that our stockholders approve an increase in our authorized number of shares of Common Stock. However, we cannot predict the outcome of that vote. If our shareholders do not approve of the increase in the number of authorized shares of Common Stock, we may be unable to raise additional capital.

     IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US

     Provisions of Delaware law, as well as the presence of ConEd, our largest stockholder, could make it more difficult for a third party to acquire us, even if such acquisition would be beneficial to our stockholders.

                          RISKS CONCERNING OUR OFFERING

     OUR STOCK PRICE MAY FLUCTUATE

     We cannot guarantee that you will be able to resell the Shares at or above your purchase price. The market price of our Common Stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

     o    Quarterly variations in operating results;
     o The progress or perceived progress of our research, development and marketing efforts;
     o    Changes in accounting treatments or principles;
     o Announcements by us or our competitors of new product and service offerings, significant contracts, acquisitions or strategic relationships;
     o    Additions or departures of key personnel;
     o Future public and private offerings or resale of our common stock or other securities;
     o Stock market price and volume fluctuations of publicly-traded companies in general and development companies in particular; and
     o    General political, economic and market conditions.

     VOLATILITY OF TRADING MARKET MAY AFFECT YOUR INVESTMENT

     The market price for our Common Stock is highly volatile. The factors enumerated above, as well as various factors affecting the telecommunications/broadband industry generally, and price and volume volatility unrelated to operating performance affecting small and emerging growth companies generally, may have a significant impact on the market price of our Common Stock.

     WE HAVE RELIED ON THE PRIVATE PLACEMENT EXEMPTION TO RAISE SUBSTANTIAL AMOUNTS OF CAPITAL, AND COULD SUFFER SUBSTANTIAL LOSSES IF THAT EXEMPTION WAS DETERMINED NOT TO HAVE BEEN PROPERLY RELIED UPON

     We have raised substantial amounts of capital in private placements from time to time. The securities offered in such private placements were not registered with the SEC or any state agency in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements of any of such exemptive provisions, investors would have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek such rescission or institute any such suit, we could face severe financial demands that could materially and adversely affect our financial position.

     PENNY STOCK REGULATIONS ARE APPLICABLE TO INVESTMENT IN SHARES OF OUR COMMON STOCK

     Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Many brokers will not deal with penny stocks; this restricts the market.

     BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR SHARES OF COMMON STOCK, OUR STOCKHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEM

     We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

     CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Any statements contained in this Prospectus which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. We make forward-looking statements in this Prospectus, regarding, among other items:

     o our ability to successfully develop and integrate our technologies with necessary accompanying technologies;
     o acceptance of our technologies by utilities and electric power distributors and telecommunications industry players as well as in the marketplace;
     o governmental regulations and oversight applicable to the fields in which we are engaged;
     o    our proposed revenue generation plans;
     o    our expectations about the market prospects for our technologies;
     o    our future capital needs;
     o our expectations about our future profitability, operating results and financial condition; and
     o the success of the measures taken to protect our proprietary technology.

     There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares. There are a number of important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth above under the caption "Risk Factors" included in this prospectus and other factors expressed from time to time in our filings with the SEC.

     Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. We may, in the future, receive proceeds from the exercise for cash of options described in this Prospectus, but only in an amount equal to the exercise price of the option multiplied by the number of options exercised. Some or all of the Selling Stockholders may avail themselves of the cashless exercise provisions provided in their option agreements or in the Plans. Upon any such cashless exercise, the Company will not receive any cash proceeds.

                              SELLING STOCKHOLDERS

     The persons that may offer Shares pursuant to this Prospectus are persons who have been or may be granted options under our 2000 Plan and/or under our 2002 Directors Plan and who currently are "affiliates" of our company by virtue of their status as officers and/or directors. All of the Shares offered pursuant to this Prospectus are being offered for the account of such Selling Stockholders.

     The following table sets forth: (i) the name of the Selling Stockholder;
(ii) his position(s), office or other material relationship with Ambient Corporation over the last three years; (iii) the number of shares of Common Stock owned (or subject to options or convertible securities) by such Selling Stockholder as of the date of this Prospectus and prior to this offering; (iv) the number of shares of Common Stock which may be offered and are being registered for the account of such Selling Stockholder by this Prospectus (all of which have been or may be acquired by the Selling Stockholder pursuant to the exercise of options subject to the appropriate vesting of such options); and (v) the amount of Common Stock to be owned by such Selling Stockholder if such Selling Stockholder was to sell all of his shares of Common Stock covered by this Prospectus.

     We cannot assure you that the Selling Stockholder will offer for sale or sell any or all of the Shares offered by him pursuant to this Prospectus.


                                     NO. OF SHARES                 TOTAL
                                      UNDERLYING               NO. OF SHARES
SELLING STOCKHOLDER                  PLAN OPTIONS              OWNED (1) (2)
-------------------                  ------------              -------------

John J. Joyce                        2,375,000 (3)               3,430,000
Chairman, Chief Executive
Officer and Director

Ramdas Rao
Chief Network Architect              2,242,000 (3)               3,242,000

Yehuda Cern
Chief Engineer                         750,000 (3)               1,169,167

Michel Widland                         295,000 (4)                 428,334
Director

Judah Marvin Feigenbaum                140,000 (4)                 223,333
Director

Michael Braunold                       270,000 (4)                 570,000
Director

Henry Seduski                          295,000 (4)                 295,000
Director

(1) For purposes of this table, a person is deemed to have beneficial ownership of any shares as of a given date which such person has the right to acquire within 60 days after such date.

(2) Assumes that all shares to be offered, as set forth above, are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the selling stockholder prior to the termination of this offering. Because the selling stockholder may sell all, some or none of his shares or may acquire or dispose of other shares of Common Stock, no reliable estimate can be made of the aggregate number of shares that will be sold pursuant to this offering or the number or percentage of shares of Common Stock that such selling stockholder will own upon completion of this offering.

(3) Represents Shares issuable upon exercise of options issued as of February 2, 2004 under the 2000 Plan.

(4) Represents Shares issuable upon exercise of options issued as of February 2, 2004 under the 2002 Directors Plan.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders are offering the shares of Common Stock for their own account, and not for the account of Ambient. We will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders. However, we will receive the proceeds from any cash exercise of stock options granted or to be granted under the plan, but not from any cashless exercise.

     From time to time, for their own accounts, Selling Stockholders may sell Shares directly to purchasers or through agents, brokers, dealers or underwriters. Such agents, brokers, dealers or underwriters may receive concessions or commissions that exceed customary commissions from the Selling Stockholders or purchasers of the Shares. Sales of the Shares may be made in one or more transactions in the over-the-counter market, in privately negotiated transactions or otherwise. Sales may be made at the market price at the time of sale, a price related to the market price or a negotiated price.

     Any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of such shares positioned by them might be deemed to be underwriting discounts and commissions under the Act. Under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and its regulations, any person engaged in a distribution of the shares of our Common Stock offered by this Prospectus may not simultaneously engage in market making activities with respect to our Common Stock during the applicable "cooling off" periods prior to such distribution. In addition, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and its rules and regulations, including Rules 10b-6 and 10b-7, which may limit the timing of purchases and sales of our Common Stock by the Selling Stockholder.

     To the extent required, we will use our best efforts to file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to the information in this Prospectus.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

     Ambient Corporation is authorized to issue 200,000,000 shares of common stock, $.001 par value per share, of which 98,394,835 shares were outstanding and held of record as of February 2, 2004, by approximately 154 shareholders of record. A significant portion of our Common Stock is held in either nominee name or street name brokerage accounts. Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor and to share ratably in our assets available upon liquidation, dissolution or winding up. The holders of shares of the Common Stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of Common Stock are able to elect all directors.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     In June 2003, Shipman & Goodwin, LLP, received a three year warrant to purchase up to 833,334 shares of our Common Stock at a per share exercise price of $0.17 in exchange for $100,000 worth of legal services rendered. Mr. Michael Widland, a director, is a partner of Shipman & Goodwin, LLP. Shipman and Goodwin acts as special counsel to Ambient Corporation from time to time and will be rendering an opinion as to the validity of the securities being offered by the Selling Stockholders.

                                  LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby will be passed upon for us by our special counsel Shipman & Goodwin LLP, 300 Atlantic Street, Stamford, Connecticut 06901.

                                     EXPERTS

     Brightman Almagor & Co, a member of Deloitte Touche & Tohmatsu ("Brightman"), independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-KSB for the year ended December 31, 2002, as amended, as set forth in their report, which is incorporated by reference in this Prospectus and elsewhere in the registration statement of which this Prospectus is a part. Our financial statements and schedules are incorporated by reference in reliance on Brightman's report, given on their authority as experts in accounting and auditing.

     On May 12, 2003, Brightman advised us that as we have effectively terminated all of our research and design activities in the State of Israel, it declines to stand for re-election as our auditor for the year ending December 31, 2003, which action was taken by mutual agreement.

     During the fiscal years ended December 31, 2001 and 2002 and the period between January 1, 2003, up to and including the day of its declination to stand for re-election, there were no disagreements between us and Brightman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which if not resolved to Brightman's satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. Brightman's report on our financial statements for such fiscal years 2002 and 2001 indicated that substantial doubt exists regarding our ability to continue as a going concern.

     On January 21, 2004, the audit committee of our board of directors (the "Audit Committee") engaged Rotenberg Meril Solomon Bertiger Guittilla, P.C. ("RMSB&G"), to serve as our independent public accountants for the audit of our consolidated financial statements for the fiscal year ending December 31, 2003. The Audit Committee engaged RMSB&G in May 2003 to review, prior to filing, our periodic reports on Form 10-QSB filed under Section 13 of the Exchange Act for 2003.

                       WHERE YOU CAN FIND MORE INFORMATION

     Ambient is subject to the informational requirements of the Exchange Act and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

     Ambient Corporation has filed with the Commission a registration statement on Form S-8 under the Act with respect to the Shares offered in this offering. This Prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to Ambient and the shares offered, reference is made to the registration statement. Statements contained in this Prospectus or in any document incorporated by reference regarding the contents of any agreement or other document are not necessarily complete and are qualified in their entirety by reference to that agreement or document. The registration statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this Prospectus. Any information we file with SEC after the date of this Prospectus will automatically update and supersede the information contained in this Prospectus.

     We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

     o    Annual Report on Form 10-KSB for the year ended December 31, 2002;
     o Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

     o Current Report on Form 8-K filed by the Company on each of January 22, 2004, September 11, 2003, June 5, 2003 and May 14, 2003; and
     o    Registration Statement on Form 8-A filed on February 3, 1998.

     We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: Ambient Corporation, 79 Chapel Street, Newton, MA 10022 Attention: Mr. Abraham Kimelman, Manager of Accounting and Finance, telephone number: (617) 332-0004.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Act. Our Bylaws provide that we will indemnify our directors, executive officers, other officers, employees and agents to the fullest extent permitted by Delaware law.

     Our Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the company and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to our company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have been filed by the Registrant with the Securities and Exchange Commission ("Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

     (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;

     (b) The Registrant's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2003, June 30, 2003 and September 30,2003; and

     (c) The description of the Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on February 3, 1998.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in the documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The indemnification of officers and directors of the Registrant is governed by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") and the certificate of incorporation (as amended to date, the "Certificate of Incorporation") of the Registrant. Subsection (a) of DGCL
Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

     Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 (unless ordered by a court), it shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

     Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to our company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     The following exhibits are filed as part of this Registration Statement:



Exhibit Number.              Description.
---------------              ------------

4.1                Ambient Corporation 2000 Equity Incentive Plan.

4.2                Ambient Corporation 2002 Non-Employee Directors Plan

5.1                Opinion of Shipman & Goodwin, LLP.

23.1               Consent of Brightman Almagor & Co.

23.2               Consent of Shipman & Goodwin, LLP (contained in Exhibit 5.1).


ITEM 9. UNDERTAKINGS.

     The undersigned hereby undertakes that it will:

     (1) file, during any period in which it offers or sell securities, a post-effective amendment to this registration statement to:

     (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) include any additional or changed material information on the plan of distribution;

     (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

     (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, State of Massachusetts on this 6th day of February, 2004.

                               AMBIENT CORPORATION



                           By: /s/ John J. Joyce
                              -----------------------
                              John J. Joyce
                              President, Chief Executive
                              Officer and Director

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below constitutes and appoints John J. Joyce, his true and lawful attorney -in-fact, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any and all capacities to execute and sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                                     Titles                            Date
---------                                     ------                            ----

/s/ John J. Joyce             President, Chief Executive Officer and       February 6, 2004
--------------------------    Director (Principal Executive Officer)
John J. Joyce


/s/ Michael Widland           Director                                     February 6, 2004
--------------------------
Michael Widland


/s/ Michael Braunold          Director, Secretary                          February 6, 2004
--------------------------
Michael Braunold


/s/ Judah Marvin Feigenbaum   Director                                     February 6, 2004
--------------------------
Judah Marvin Feigenbaum


/s/ Henry Seduski             Director                                     February 6, 2004
--------------------------
Henry Seduski

                                  EXHIBIT INDEX


Exhibit Number               Description
--------------               ------------

4.1                Ambient Corporation 2000 Equity Incentive Plan.

4.2                Ambient Corporation 2002 Non-Employee Directors Plan.

5.1                Opinion of Shipman & Goodwin, LLP.

23.1               Consent of Brightman Almagor & Co.

23.2               Consent of Shipman & Goodwin, LLP (contained in Exhibit 5.1).